Exhibit 32.1

Statement of Chief Executive Officer

Pursuant to Section 1350 of Title 18 of the United States Code

Pursuant to Section 1350 of Title 18 of the United States Code, the undersigned, Dr. Amit Kumar, the Chairman and Chief Executive Officer of Anixa Biosciences, Inc., hereby certifies that:

1.	The Company’s Form 10-Q Quarterly Report for the period ended January 31, 2023 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Dr. Amit Kumar
Dr. Amit Kumar
Chairman and Chief Executive Officer
March 17, 2023	(Principal Executive Officer)